Investor Contact:            David Gennarelli
Phone :                +1 415 507 6033
Email:                david.gennarelli@autodesk.com

U.S. Media Contact:        Clay Helm
Phone:                +1 415 547 2425
Email:                 clay.helm@autodesk.com

European Media Contact:        Christina Schneider
Phone:                +33 1 46 46 38 06
Email:                christina.schneider@autodesk.com

Autodesk Announces Intent to Acquire Delcam, Leading Provider of CAM Software

San Rafael, Calif., November 7, 2013 - Autodesk, Inc. (NASDAQ: ADSK) today announced its intention to acquire Delcam (LON: DLC), one of the world’s leading suppliers of advanced software for the manufacturing industry. Autodesk plans to acquire Delcam for  £20.75 per share or approximately £172.5 million. The transaction will be structured as a cash offer for all the outstanding shares of Delcam, is subject to customary closing conditions including regulatory approvals, and is expected to close in Autodesk’s first quarter of fiscal 2015. Autodesk expects to use its non-U.S.-based cash for the transaction.

“Today we are taking an important step on our path toward delivering a better manufacturing experience,” said Carl Bass, Autodesk president and CEO. “Together Autodesk and Delcam will help further the development and implementation of technology for digital manufacturing.”
Headquartered in Birmingham, UK, Delcam is one of the world’s leading suppliers of advanced CADCAM and industrial measurement solutions for the manufacturing industry. Delcam’s range of design, manufacturing and inspection software provides automated CADCAM solutions for a variety of industries, ranging from aerospace to toys and sports equipment. The company has more than 30 offices worldwide, approximately 600 employees, reported revenues for its fiscal 2012 of £47.1 million, and its shares trade on the London Stock Exchange under the ticker symbol “DLC.”
“I am very excited by the opportunities from combining Delcam with Autodesk to create a compelling platform from which to service both companies’ manufacturing clients,” said Clive Martell, Delcam CEO. “The offer is at a level which recognizes the potential of Delcam and provides an attractive opportunity for shareholders to realize value for their current holdings in cash, while at the same time opening up new opportunities for our staff and partners operating within the wider platform of the Autodesk group.”

Business Outlook
Assuming the transaction is completed in the first quarter of fiscal 2015, this transaction is expected to have no impact on Autodesk’s guidance issued on October 2, 2013. Autodesk expects this transaction to be dilutive to its non-GAAP earnings in fiscal 2015 and accretive to its non-GAAP earnings in fiscal 2016.*  The company will provide more details about the impact of the transaction on its fourth quarter conference call, currently scheduled for February 2014.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding: completion of the acquisition; Autodesk’s use of non-U.S.-based cash for the acquisition, the impact of the acquisition on Autodesk's earnings per share, business performance, manufacturing industry product and services offerings, the impact of the acquired technology on Autodesk's manufacturing products and services capabilities, the impact of the combined product capabilities and Autodesk’s commitments to Delcam customers. Factors that could cause actual results to differ materially include the following: the risk of failing to obtain any regulatory approvals or satisfy other conditions to the acquisition; the risk that the transaction will not close or that closing will be delayed; the risk that the companies’ respective businesses will suffer due to uncertainty related to the transaction; difficulties encountered in integrating merged businesses; costs related to the acquisition; whether certain markets grow as anticipated; the competitive environment in the software industry and competitive responses to the acquisition; our success developing new products or modifying existing products and the degree to which these gain market acceptance; general market and business conditions; and unanticipated impact of accounting for acquisitions.

Further information on potential factors that could affect the financial results of Autodesk are included in the company's annual report on Form 10-K for the year ended January 31, 2013, and Form 10-Q for the quarter ended July 31, 2013, which are on file with the Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made. There can be no assurance that the acquisition or any other transaction will be consummated.

* This statement regarding earnings is not intended to be a profit forecast and should not be interpreted to mean that the earnings per Autodesk share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period. Autodesk is not able to provide statements regarding dilution of or accretion to GAAP earnings at this time because of the difficulty of estimating certain items that are excluded from non-GAAP earnings, such as charges related to stock-based compensation expense and amortization of acquisition related intangibles, the effect of which may be significant.
Additional Information
The cash offer for the outstanding common stock of Boris has not yet commenced. This filing is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Boris stock will be made only pursuant to a circular to Boris shareholders containing the terms of the Scheme containing the explanatory statement required by section 897 of the Companies Act 2006 of the United Kingdom and convening of a meeting of Boris’ shareholders pursuant to an order of the Court and a general meeting of Boris convened in connection with the Scheme. Boris shareholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the Scheme. Boris shareholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the Scheme.

About Autodesk
Autodesk helps people imagine, design and create a better world. Everyone-from design professionals, engineers and architects to digital artists, students and hobbyists-uses Autodesk software to unlock their creativity and solve important challenges. For more information visit autodesk.com or follow @autodesk.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.
© 2013 Autodesk, Inc. All rights reserved.